VNUS Medical Technologies, Inc. Files Patent Infringement Lawsuits Against Biolitec, Dornier and CoolTouch

SAN JOSE, Calif. - July 2, 2008 - VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, announced today that it has asserted patent infringement claims in the United States District Court, Northern District of California, against biolitec Inc. (Biolitec), Dornier MedTech America, Inc. (Dornier) and NewStar Lasers, Inc. d/b/a CoolTouch, Inc. (CoolTouch).

Biolitec, CoolTouch and Dornier market endovenous laser ablation products for use in procedures which VNUS believes infringe several of its patents. VNUS is seeking an injunction prohibiting these companies from selling these products, in addition to monetary damages.

The new lawsuit involves patents that VNUS previously asserted in 2005 against Diomed Holdings, Inc., AngioDynamics, Inc. and Vascular Solutions, Inc. VNUS entered into an agreement on June 3, 2008 with AngioDynamics and Vascular Solutions that settled the 2005 lawsuit against those companies. As a part of the agreement, non-exclusive, non-sub-licensable patent licenses were granted to AngioDynamics and Vascular Solutions and the licensees stipulated that the VNUS patents-in-suit are valid, enforceable, and were infringed.

Brian Farley, President and CEO, commented, “The filing of this patent infringement suit is the next logical step in the enforcement of our intellectual property. We are committed to enforcement, while at the same time we remain open to discussing the potential opportunity for the defendant companies to obtain a limited license from VNUS.”

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

Founded in 1995 and headquartered in San Jose, California, VNUS Medical Technologies is a worldwide leader in medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that causes the varicose veins afflicting 25 million Americans. The pioneering company in the field, VNUS now offers the ClosureFAST system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. VNUS devices have been used in more than 300,000 procedures worldwide. For more information, visit http://www.vnus.com/.

FORWARD-LOOKING STATEMENTS

VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "believes", or variations of such words, are intended to identify such forward-looking statements in this press release. These statements are based on information available to VNUS as of the date of this press release and represent VNUS' judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, including, among other things, the uncertain outcome of patent litigation and the responses by others to a settlement agreement. Therefore, the reader is cautioned not to rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
Fax: 408-944-0292
ir@vnus.com